UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2006

SOCKEY SEAFOOD GROUP INC.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-51197 (Commission File Number)	98-0400208 (IRS Employer Identification No.)

Suite 400 - 601 W. Broadway
Vancouver, B.C., Canada V5Z 4C2

(Address of principal executive offices)

(604) 675-6872

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 7, 2006, Sheldon Goldberg resigned from his positions as director, President, and Chief Executive Officer of Sockeye Seafood Group Inc. (the “Registrant”), effective as of such date. On the same date, David F. Knapfel resigned from his positions as director, Vice President, Treasurer, Chief Financial Officer, Secretary, and Principal Accounting Officer of the Registrant.

On November 7, 2006, the Board of Directors of the Registrant appointed Marcus Segal as a director and as the Chief Executive Officer, Chief Financial Officer, Secretary, and Principal Accounting Officer of the Registrant, effective immediately. Mr. Segal currently serves as Chief Executive Officer of Star Energy Corporation, an oil and gas company. He also serves as Vice President of Operations and Acting CFO for Vindicia Inc, a technology company specializing in credit card fraud prevention. Prior to joining Vindicia, Mr. Segal served as Vice President of Operations at EMusic.com, a leading Internet-based music subscription service, where he was responsible for the HR, Production, Customer Service, Royalty Administration, and Business Affairs departments of eMusic through the Company's acquisition by Vivendi/Universal's Universal Music Group in 2002. Prior to EMusic, Mr. Segal served as the Executive in Charge of Production/COO for The Documedia Group, an award-winning documentary production company based in Los Angeles. His projects included the 52-hour Sworn to Secrecy series for The History Channel and The Last Days of WWII for the A&E Network, for which he was nominated for an Emmy. Mr. Segal holds an MBA from Pepperdine University's Graziadio School of Business, was named a National Journalism Center Fellow in 1996, and received a BA in English Literature from the University of California at Santa Barbara.

Mr. Segal has not been affiliated with any company that has filed for bankruptcy within the last five years. There were no transactions during the last two years, or any proposed transactions, to which the Registrant was or is to be a party, in which Mr. Segal had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2006

SOCKEYE SEAFOOD GROUP INC. (Registrant)

By:	/s/ Marcus Segal
Name: Marcus Segal
Title: Chief Executive Officer, Chief Financial Officer, Secretary, Principal Accounting Officer, and Director